Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:               Greg Burns

(847) 402-5600

Allstate Announces Retirement of Chief Investment Officer Judy Greffin

Chief Financial Officer Steve Shebik Will Serve as Interim Chief Investment Officer

NORTHBROOK, Ill., March 10, 2016 – The Allstate Insurance Company (NYSE: ALL) today announced that Judith P. Greffin, executive vice president and chief investment officer, is retiring, effective March 31. Allstate Chief Financial Officer Steve Shebik will serve in an expanded role as interim chief investment officer while a search is conducted for Greffin’s replacement.

Greffin became chief investment officer at Allstate in 2008, after nearly two decades of investment experience with the company. She helped guide the company through a period of turmoil in global markets, and developed a senior team of investment professionals to proactively manage Allstate’s $78 billion portfolio.

“I would like to thank Judy for her significant contributions to Allstate during a 25-year career that spanned a wide variety of investment climates. This includes the proactive approach we took during the 2009 financial market crisis and our recent shift to increase our performance-based investments,” said Thomas J. Wilson, Allstate chairman and chief executive officer. “She also has led a strong investment team that spans a diverse, talented group of nearly 300 professionals.”

Shebik brings strong leadership and investment expertise to his role as interim chief investment officer. Prior to being Allstate’s CFO, he served as chief financial officer and senior vice president at Allstate Investments.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada. In 2015, The Allstate Foundation, Allstate, its employees and agency owners gave $36 million to support local communities. Allstate employees and agency owners donated 250,000 hours of service across the country.

#  #  #